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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response ... 0.05
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
   MSD CAPITAL, L.P.                                (Month/Day/Year)       I-many, Inc. ("IMNY")
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)          July, 2000       5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS Identification      Director        X  10% Owner         (Month/Day/Year)
                                                    Number of Report-   ----               ----
   780 Third Avenue, 43rd Floor                     ing Person, if an       Officer (give      Other (specify  ---------------------
-------------------------------------------------   entity                  title below)       below)         7. Individual or
                    (Street)                        (Voluntary)         ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
   New York, NY 10017                                                                                                            ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                         2,146,500(1)                        D
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Common Stock                                         842,188(2)                          D
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Common Stock                                         126,098(3)                          I             By MSD ECI, LLC
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Common Stock                                         124,333(4)                          D
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Common Stock                                         124,333(5)                          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (3-99)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:
(1)  MSD Capital, L.P. directly or indirectly beneficially owns all of the shares held by MSD Portfolio L.P.-Investments, DBV
Investments, L.P., MSD ECI, LLC, Black Martin Investments, LLC and Vermeer Investments, LLC, MSD Portfolio L.P.-Investments,
L.P., DBV Investments, L.P., MSD ECI, LLC, Black Marlin Investments, LLC and Vermeer Investments, LLC are each members of a
"group" with the joint reporting persons for purpose of Section 13(d) of the Exchange Act.


                                                                    MSD Capital, L.P.
                                                                    By: /s/ John C. Phelan                         7/11/00
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (3-99)
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Joint Filer Information

Name:        MSD Portfolio L.P.-Investments

             DBV Investments, L.P.

             MSD ECI, LLC

             Black Marlin Investments, LLC

             Vermeer Investments, LLC

Address:     780 Third Avenue, 43rd Floor
             New York, New York 10017


Designated Filer:  MSD Capital, L.P.

Issuer and Ticker Symbol: I-many, Inc. (IMNY)

Dated of Event Requiring Statement: July 12, 2000

Signatures


MSD Portfolio L.P.-Investments.


By: /s/ John C. Phelan
   ---------------------------------------------
   Name: John C. Phelan
   Title: Managing Principal


DBV Investments, L.P.


By: /s/ John C. Phelan
   ---------------------------------------------
   Name: John C. Phelan
   Title: Manager


MSD ECI, LLC


By: /s/ John C. Phelan
   ---------------------------------------------
   Name: John C. Phelan
   Title: Manager


Black Marlin Investments, LLC


By: /s/ John C. Phelan
   ---------------------------------------------
   Name: John C. Phelan
   Title: Manager


Vermeer Investments, LLC

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form dislays a currently valid OMB control number.

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By: /s/ John C. Phelan
   ---------------------------------------------
   Name: John C. Phelan
   Title: Manager